Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

houston DIVISION

)
In re:	)	Chapter 11
)
NINE ENERGY SERVICE, INC., et al.,[1]	)	Case No. 26-90295 (CML)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT PREPACKAGED PLAN OF

REORGANIZATION OF NINE ENERGY SERVICE, INC. AND ITS

DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

KANE RUSSELL COLEMAN LOGAN PC	KIRKLAND & ELLIS LLP
John J. Kane (TX Bar No. 24066794)	KIRKLAND & ELLIS INTERNATIONAL LLP
Kyle Woodard (TX Bar No. 24102661)	Chad J. Husnick, P.C. (admitted pro hac vice)
JaKayla J. DaBera (TX Bar No. 24129114)	333 West Wolf Point Plaza
901 Main Street, Suite 5200	Chicago, Illinois 60654
Dallas, Texas 75202		Telephone:	(312) 862-2000
Telephone:	(713) 425-7400	Facsimile:	(312) 862-2200
Facsimile:	(713) 425-7700	Email:	chad.husnick@kirkland.com
Email:	jkane@krcl.com
kwoodard@krcl.com
jdabera@krcl.com

-and-	-and-

Michael P. Ridulfo (TX Bar No. 16902020)	Ross J. Fiedler (admitted pro hac vice)
Sage Plaza, 5151 San Felipe, Suite 800	601 Lexington Avenue
Houston, Texas 77056	New York, New York 10022
Telephone:	(713) 425-7400	Telephone:	(212) 446-4800
Facsimile:	(713) 425-7700	Facsimile:	(212) 446-4900
Email:	mridulfo@krcl.com	Email:	ross.fiedler@kirkland.com

Proposed Co-Counsel for the Debtors	Proposed Co-Counsel for the Debtors
and Debtors in Possession	and Debtors in Possession

1	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/NineEnergy. The location of Nine Energy Service, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 2001 Kirby Drive, Suite 200, Houston, TX 77019.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing Law		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	12
C.	Computation of Time.	13
D.	Governing Law.	13
E.	Reference to Monetary Figures.	13
F.	Reference to the Debtors or the Reorganized Debtors.	13
G.	Nonconsolidated Plan.	13
H.	Controlling Document.	13
I.	Consultation, Notice, Information, and Consent Rights.	13

Article II. ADMINISTRATIVE CLAIMS, priority tax claims, DIP Claims, professional fee claims, AND restructuring expenses		14
A.	Administrative Claims.	14
B.	Priority Tax Claims.	14
C.	DIP Claims.	14
D.	Professional Fee Claims.	15
E.	Payment of Restructuring Expenses and Senior Secured Notes Trustee Fees and Expenses.	16

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		16
A.	Classification of Claims and Interests.	16
B.	Treatment of Claims and Interests.	17
C.	Special Provision Governing Unimpaired Claims.	21
D.	Elimination of Vacant Classes.	21
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.	21
F.	Intercompany Interests.	21
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	21
H.	Controversy Concerning Impairment.	22
I.	Subordinated Claims and Interests.	22

Article IV. MEANS FOR IMPLEMENTATION OF THe PLAN		22
A.	General Settlement of Claims and Interests.	22
B.	Restructuring Transactions.	22
C.	Reorganized Debtors.	23
D.	Sources of Consideration for Plan Distributions.	23
E.	Corporate Existence.	24
F.	Vesting of Assets in the Reorganized Debtors.	25
G.	Cancellation of Existing Securities, Agreements, and Interests.	25
H.	Corporate Action.	26
I.	New Organizational Documents.	26
J.	Directors and Officers of the Reorganized Debtors.	27
K.	Effectuating Documents; Further Transactions.	27
L.	Certain Securities Law Matters.	27
M.	Section 1146 Exemption.	28
N.	Employee Compensation and Benefits.	29
O.	Director and Officer Liability Insurance.	29
P.	Management Incentive Plan.	30
Q.	Preservation of Causes of Action.	30
R.	Cashless Transactions.	30

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	30
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	31
C.	Indemnification Obligations.	32
D.	Insurance Policies.	32
E.	Reservation of Rights.	32
F.	Nonoccurrence of Effective Date.	33
G.	Contracts and Leases Entered Into After the Petition Date.	33

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Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		33
A.	Timing and Calculation of Amounts to Be Distributed.	33
B.	Disbursing Agent.	33
C.	Rights and Powers of Disbursing Agent.	34
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	34
E.	Surrender of Cancelled Instruments or Securities.	35
F.	Manner of Payment.	35
G.	Compliance with Tax Requirements.	35
H.	Allocations.	36
I.	No Postpetition Interest on Claims.	36
J.	Setoffs and Recoupment.	36
K.	Claims Paid or Payable by Third Parties.	36

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Disputed Claims Process.	37
B.	Allowance of Claims.	37
C.	Claims Administration Responsibilities.	38
D.	Adjustment to Claims without Objection.	38
E.	Disallowance of Claims or Interests.	38
F.	No Distributions Pending Allowance.	38
G.	Distributions After Allowance.	38

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Discharge of Claims and Termination of Interests.	39
B.	Release of Liens.	39
C.	Releases by the Debtors.	40
D.	Releases by the Releasing Parties.	41
E.	Exculpation.	42
F.	Injunction.	43
G.	Protections Against Discriminatory Treatment.	43
H.	Document Retention.	43
I.	Reimbursement or Contribution.	44
J.	Claims by the United States Government or Any State and Local Authority.	44

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THe PLAN		44
A.	Conditions Precedent to the Effective Date.	44
B.	Waiver of Conditions.	45
C.	Substantial Consummation.	45
D.	Effect of Failure of Conditions.	45

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF This PLAN		46
A.	Modification and Amendments.	46
B.	Effect of Confirmation on Modifications.	46
C.	Revocation or Withdrawal of Plan.	46

Article XI. RETENTION OF JURISDICTION		46

Article XII. MISCELLANEOUS PROVISIONS		48
A.	Immediate Binding Effect.	48
B.	Additional Documents.	48
C.	Payment of Statutory Fees.	48
D.	Reservation of Rights.	49
E.	Successors and Assigns.	49
F.	Notices.	49
G.	Term of Injunctions or Stays.	50
H.	Entire Agreement.	50
I.	Exhibits.	50
J.	Nonseverability of Plan Provisions.	50
K.	Votes Solicited in Good Faith.	51
L.	Closing of Chapter 11 Cases.	51
M.	Waiver or Estoppel.	51

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INTRODUCTION

Nine Energy Service, Inc. (“Nine Energy”) and its affiliated debtors and debtors in possession (collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (as amended, supplemented, or otherwise modified from time to time, this “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD REVIEW THE SECURITIES LAW RESTRICTIONS AND NOTICES SET FORTH IN THIS PLAN (INCLUDING UNDER Article IV.L HEREOF) IN FULL.

Article I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, and governing Law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Ad Hoc Group” means that certain ad hoc group of Senior Secured Noteholders represented by the Ad Hoc Group Advisors.

2. “Ad Hoc Group Advisors” means (a) Milbank LLP, as legal counsel to the Ad Hoc Group, (b) Houlihan Lokey Capital, Inc., as investment banker to the Ad Hoc Group, (c) Porter Hedges, LLP, as local counsel to the Ad Hoc Group, and (d) any other counsel or advisor engaged by the Ad Hoc Group in its reasonable discretion, including any local counsel, board search consultant, and operational or industry advisors.

3. “Administrative Claim” means any Claim against any Debtor arising before the Effective Date for the costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred by the Debtors on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) any adequate protection Claims provided for in the DIP Orders; (d) the Restructuring Expenses; and (e) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

4. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

5. “Agents/Trustees” means, collectively, the DIP Agent, the Senior Secured Notes Trustee, the Prepetition ABL Agent, and the Exit ABL Facility Agent.

6. “Allowed” means a Claim or an Interest that is allowed under this Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under this Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law; provided that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to this Plan.

7. “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Debtors.

8. “Assumed Executory Contracts and Unexpired Leases List” means the list of Executory Contracts and Unexpired Leases (with proposed Cure amounts) that will be assumed by the Reorganized Debtors, which list shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

9. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies arising under sections 502, 510, 542, 544, 545, and 547 (through and including sections 553 and 724(a)) of the Bankruptcy Code, or other similar or related local, state, federal, or foreign statutes, and common Law, including fraudulent transfer Laws or other applicable Law.

10. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

11. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

13. “Business Day” means any day other than a Saturday, Sunday, “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

14. “Cash” or “$” means cash and cash equivalents, including bank deposits, checks, and other similar items in the legal tender of the United States of America.

15. “Cash Collateral” has the meaning ascribed to it under section 363(a) of the Bankruptcy Code.

16. “Causes of Action” means any and all actions, Claims, interests, damages, remedies, causes of action, controversies, demands, proceedings, agreements, rights, Liens, indemnities, contributions, guaranties, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) any and all rights of setoff, counterclaim, or recoupment, and Claims for breach of contract or for breach of duties imposed by law or in equity; (b) any and all rights to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate, or disallow Claims against or Interests in the Debtors; (c) any and all Claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any and all Claims or defenses, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any and all Avoidance Actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

17. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, any procedurally consolidated and jointly administered cases Filed for the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

18. “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

19. “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, in its capacity as claims, noticing, and solicitation agent for the Debtors.

20. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the clerk of the Bankruptcy Court or the Claims and Noticing Agent.

21. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to sections 1122(a) and 1123 of the Bankruptcy Code.

22. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23. “Combined Hearing” means the hearing before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

24. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs, for all employees who are current employees of the Debtors as of the Petition Date, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

25. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

26. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

27. “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which may constitute the Disclosure Statement Order.

28. “Consenting Noteholders” means, collectively, the beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Secured Notes Claims that have executed and delivered counterpart signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel to Nine Energy.

29. “Consenting Prepetition ABL Lenders” means the Holders of Prepetition ABL Claims that have executed and delivered counterparty signature pages to the RSA, a Joinder, or a Transfer Agreement to counsel of Nine Energy.

30. “Consenting Stakeholders” means, collectively, the Consenting Prepetition ABL Lenders and the Consenting Noteholders.

31. “Consummation” means the occurrence of the Effective Date.

32. “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

33. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

34. “Debtor Release” means the release set forth in Article VIII.C of this Plan.

35. “Debtors” means, collectively, Nine Energy, a company incorporated and existing under the laws of Delaware, and its debtor Affiliates.

36. “Definitive Documents” means all material documents in respect of the Restructuring Transactions (including but not limited to the following): (a) this Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Disclosure Statement Order; (e) the Solicitation Materials; (f) the DIP Documents; (g) the Plan Supplement; (h) the New Organizational Documents; (i) the Exit ABL Facility Documents; (j) the First Day Pleadings (and all orders sought pursuant thereto); and (k) any other materials, amendments, modifications, supplements, documents, opinions, instruments, schedules, or exhibits described in, related to, contemplated in, or reasonably necessary to implement the foregoing (including the Restructuring Steps Plan) to be Filed by the Debtors in connection with the Chapter 11 Cases; provided that notwithstanding anything herein or in any Definitive Document to the contrary, the Definitive Documents shall not include any ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional, monthly operating reports, certifications of service, or any declarations, affidavits, or replies in support of any of the foregoing or in support of the Definitive Documents.

37. “DIP Advisors” means (a) Paul Hastings LLP, as counsel to the DIP Agent, (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the DIP Agent, and (c) such other professional advisors as are retained by the DIP Agent, solely in the case of this clause (c), with the consent of the Debtors (not to be unreasonably withheld).

38. “DIP Agent” means White Oak Commercial Finance, LLC, in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, and any successors and permitted assigns, in such capacity.

39. “DIP Claim” means any Claim derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement and the DIP Orders.

40. “DIP Credit Agreement” means that certain Senior Secured Superpriority Asset-Based Debtor-In-Possession Loan and Security Agreement, attached as Exhibit 1 to the DIP Orders (as may be amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time), by and among Nine Energy Service, Inc., Nine Energy Canada Inc., CDK Perforating, LLC, Crest Pumping Technologies, LLC, RedZone Coil Tubing LLC, and Nine Downhole Technologies, LLC, each as borrowers, Nine Energy Service LLC, MOTI Holdco, LLC, Magnum Oil Tools, GP, LLC, and Magnum Tools International, LTD, each as guarantors, White Oak Commercial Finance, LLC, as the DIP Agent, and the DIP Lenders party thereto setting forth the terms and conditions of the DIP Facility.

41. “DIP Documents” means, collectively, the documentation governing the DIP Facility, including the DIP Credit Agreement, any “Loan Documents” under and as defined in the DIP Credit Agreement, and any other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, budgets, and other security documents, the DIP Orders, the DIP Motion, the DIP Term Sheet, and any amendments, modifications, and supplements to any of the foregoing.

42. “DIP Facility” means the new senior secured superpriority asset-based financing facility provided by the DIP Lenders to the Debtors on the terms and conditions set forth in the DIP Documents.

43. “DIP Lenders” means the lenders under the DIP Credit Agreement.

44. “DIP Motion” means any motion Filed with the Bankruptcy Court seeking approval of the DIP Facility.

45. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

46. “DIP Term Sheet” means the term sheet describing the terms of the DIP Facility that is attached to the RSA as Exhibit C.

47. “Disbursing Agent” means the Debtors or the Reorganized Debtors, as applicable, or the Entity or Entities selected by the Debtors or the Reorganized Debtors, including, the Agents/Trustees with respect to their respective debt facilities, to make or facilitate distributions contemplated under this Plan.

48. “Disclosure Statement” means the disclosure statement with respect to this Plan, including all exhibits, schedules, supplements, modifications, and amendments thereto.

49. “Disclosure Statement Order” means the order of the Bankruptcy Court, which may be the Confirmation Order, approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the Solicitation Materials.

50. “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by this Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or a request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

51. “Distribution Date” means, except as otherwise set forth in this Plan, the date or dates determined by the Debtors or the Reorganized Debtors, as applicable, on or after the Effective Date upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under this Plan.

52. “Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under this Plan on account of Allowed Claims, which date shall be the Effective Date, or such other date as determined by the Debtors and the Required Consenting Noteholders.

53. “DTC” means The Depository Trust Company.

54. “Effective Date” means, as to the applicable Debtor, the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of this Plan have been satisfied or waived in accordance with Article IX.B of this Plan; and (c) this Plan is declared effective by the Debtors. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

55. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

56. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

57. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors and (b) the independent directors of the Debtors, Scott Schwinger, J.D. “Joey” Hall, Julie Peffer, and Darryl K. Willis.

58. “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

59. “Exit ABL Facility” means the new senior-secured asset-based loan facility, secured by a first lien security interest on all assets of the Reorganized Debtors, in an aggregate principal amount equal to $135 million, on terms and conditions consistent with the RSA and the Exit ABL Facility Term Sheet.

60. “Exit ABL Facility Advisors” means (a) Paul Hastings LLP, as counsel to the Exit Facility Agent (as defined in the Exit ABL Facility Term Sheet), (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the Exit Facility Agent, (c) and such other professional advisors as are retained by the Exit Facility Agent, solely in the case of this clause (c), with the consent of the Debtors or the Reorganized Debtors (in either case, not to be unreasonably withheld).

61. “Exit ABL Facility Agent” means the agent under the Exit ABL Facility.

62. “Exit ABL Facility Claims” means any Claim on account of indebtedness under the Exit ABL Facility.

63. “Exit ABL Facility Credit Agreement” means the credit agreement governing the Exit ABL Facility.

64. “Exit ABL Facility Documents” means the Exit ABL Facility Credit Agreement, the Exit ABL Facility Term Sheet, and any other documentation necessary or appropriate to effectuate the incurrence of the Exit ABL Facility.

65. “Exit ABL Facility Lenders” means, collectively, each lender under the Exit ABL Facility.

66. “Exit ABL Facility Loans” means the loans provided under the Exit ABL Facility.

67. “Exit ABL Facility Term Sheet” means the term sheet describing the terms of the Exit ABL Facility that is attached to the RSA as Exhibit D.

68. “Federal Judgment Rate” means the federal judgment rate specified by 28 U.S.C. § 1961 in effect as of the Petition Date.

69. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

70. “Final DIP Order” means any order entered by the Bankruptcy Court on a final basis approving the DIP Motion.

71. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or another court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, vacated, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing thereof has expired and no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing thereof has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, re-argument, leave to appeal or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 59 or 60 of the Federal Rules of Civil Procedure, or any comparable rule under the Bankruptcy Rules, the Local Bankruptcy Rules, or applicable non-bankruptcy Law may be Filed with respect to such order or judgment shall not cause such order or judgment to not be a Final Order.

72. “First Day Pleadings” means the first-day pleadings that the Debtors determine are necessary or desirable to File on the Petition Date.

73. “General Unsecured Claim” means any Claim against the Debtors that is not (a) an Other Secured Claim, (b) an Administrative Claim; (c) an Other Priority Claim, (d) a Priority Tax Claim, (e) a DIP Claim, (f) an Intercompany Claim, (g) a Section 510(b) Claim, (h) a Prepetition ABL Claim, (i) a Senior Secured Notes Claim, or (j) otherwise secured by collateral or entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

74. “Governing Body” means, in each case in its capacity as such, a board of directors, board of managers, manager, managing member, general partner, special committee, or any other similar governing body of any Debtor.

75. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

76. “Holder” means any Entity that is the record owner of a Claim against, or an Interest in, any Debtor, as applicable.

77. “Impaired” means, with respect to a Claim or Interest, or a Class of Claims against or Interests in the Debtors, a Class of Claims against or Interests in the Debtors that is impaired within the meaning of section 1124 of the Bankruptcy Code.

78. “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

79. “Intercompany Interest” means any Interest in a Debtor held by another Debtor.

80. “Interests” means the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof), common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement).

81. “Interim DIP Order” means the order entered by the Bankruptcy Court on an interim basis approving the DIP Motion.

82. “Joinder” means an executed joinder to the RSA, substantially in the form attached thereto as Exhibit F.

83. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time, and as applicable to the Chapter 11 Cases.

84. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

85. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

86. “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of Texas.

87. “Management Incentive Plan” means the management incentive plan to be designed and adopted by the New Board following the Effective Date.

88. “New Board” means the new board of directors or similar governing body of Reorganized Nine Energy, which shall be selected in accordance with the New Organizational Documents.

89. “New Equity Interests” means equity, common stock, or membership interests, in Reorganized Nine Energy, as applicable, issued on or after the Effective Date pursuant to the Plan.

90. “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, as applicable, including any charters, bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with this Plan and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

91. “Nine Energy” means Nine Energy Service, Inc.

92. “Nine Energy Equity Interests” means, collectively, all existing equity interests in Nine Energy, including all common stock issued by Nine Energy and historically listed on the New York Stock Exchange under the ticker “NINE”, and any other Interests (including any common unit or preferred stock), rights, options, warrants, preferred securities, or Claims linked to the equity or profit of the Debtors.

93. “Non-Debtor” means all direct and indirect subsidiaries of any Debtor that are not Debtors in these Chapter 11 Cases.

94. “Other Priority Claim” means any Claim against any of the Debtors, other than an Administrative Claim or a Priority Tax Claim, that is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

95. “Other Securities” has the meaning as set forth in Article IV.L of this Plan.

96. “Other Secured Claim” means any other Secured Claim against the Debtors, other than a DIP Claim or a Senior Secured Notes Claim.

97. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

98. “Petition Date” means the first date any of the Debtors commences a Chapter 11 Case.

99. “Plan” means this joint chapter 11 plan, including all exhibits, supplements (including the Plan Supplement), appendices, and schedules (as amended, modified, or supplemented from time to time in accordance with the terms hereof).

100. “Plan Distribution” means a payment or distribution to the Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with this Plan.

101. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan that will be Filed by the Debtors with the Bankruptcy Court.

102. “Prepetition ABL Advisors” means (a) Paul Hastings LLP, as counsel to the Prepetition ABL Agent, (b) Blake, Cassels & Graydon LLP, as Canadian counsel to the Prepetition ABL Agent, and (c) such other professional advisors as are retained by the Prepetition ABL Agent, solely in the case of this clause (c), with the consent of the Debtors (not to be unreasonably withheld).

103. “Prepetition ABL Agent” means White Oak Commercial Finance, LLC, in its capacity as administrative and collateral agent under the Prepetition ABL Credit Agreement.

104. “Prepetition ABL Claim” means any Claim on account of indebtedness under the Prepetition ABL Facility pursuant to the Prepetition ABL Credit Agreement and the other Prepetition ABL Loan Documents, including with respect to any loans and letters of credit issued thereunder.

105. “Prepetition ABL Credit Agreement” means that certain loan and security agreement, dated as of May 1, 2025, by and among: (a) Nine Energy and certain of its subsidiaries, as borrower; (b) Nine Energy Service, LLC, Moti Holdco, LLC, Magnum Oil Tools GP, LLC, and Magnum Oil Tools International, LTD, as guarantors; (c) the Prepetition ABL Lenders; and (d) the Prepetition ABL Agent (as may be further amended, restated, supplemented, or otherwise modified from time to time).

106. “Prepetition ABL Facility” means that certain asset-backed senior secured revolving credit facility in the approximate principal amount of $125 million issued pursuant to the Prepetition ABL Credit Agreement.

107. “Prepetition ABL Lenders” means, collectively, White Oak ABL 3, LLC, White Oak Europe ABL Limited, and any permitted successors and assigns of the foregoing in their capacity as lenders pursuant to the Prepetition ABL Credit Agreement.

108. “Prepetition ABL Loan Documents” means “Loan Documents” as defined in the Prepetition ABL Credit Agreement.

109. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

110. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

111. “Professional” means an Entity (other than an ordinary course professional): (a) employed, or proposed to be employed prior to the Confirmation Date, in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

112. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.D of this Plan.

113. “Professional Fee Claim” means any Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date by such Professionals through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent that such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court and/or in the ordinary course of business and consistent with past practice. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim. For the avoidance of doubt, the Restructuring Expenses shall not be considered Professional Fee Claims, and any such amounts shall be paid in accordance with the DIP Orders and this Plan, as applicable.

114. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date in an amount equal to the Professional Fee Amount.

115. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

116. “Regulation D” means Regulation D under the Securities Act.

117. “Regulation S” means Regulation S under the Securities Act.

118. “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder, and the Holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation and be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

119. “Rejected Executory Contracts and Unexpired Leases List” means the schedule of Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time.

120. “Related Party” means, collectively, with respect to any Person or Entity, each of, and in each case in its capacity as such, such Person’s or Entity’s current and former directors (including outside directors), managers, officers, investment committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns (whether by operation of Law or otherwise), subsidiaries, current and former Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, fiduciaries, trustees, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, restructuring advisors, and other professionals and advisors, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

121. “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents (including the DIP Agent); (e) the Senior Secured Notes Trustee; (f) the members of the Ad Hoc Group; (g) the Consenting Stakeholders; (h) Holders of Prepetition ABL Claims; (i) the Exit ABL Facility Lenders; (j) Holders of Claims or Interests who vote to accept the Plan or are presumed to accept the Plan and do not affirmatively opt out of the releases set forth herein; (k) Holders of Claims or Interests who abstain from voting on the Plan and who do not affirmatively opt out of the releases set forth herein; (l) Holders of Claims or Interests who vote to reject the Plan but do not affirmatively opt out of the releases set forth herein; (m) each current and former Affiliate of each Entity in clause (a) through the following clause (n); and (n) each Related Party of each Entity in clause (a) through clause (n); provided that, in each case, an Entity shall not be a Released Party if it: (i) affirmatively opts out of the releases in the Plan; or (ii) timely objects to the releases in the Plan and such objection is not resolved before the Combined Hearing. Notwithstanding anything to the contrary in the Plan or the Definitive Documents, the Holders of Nine Energy Equity Interests in Class 8 and the Holders of Section 510(b) Claims in Class 9 shall not constitute Released Parties in their capacity as such, irrespective of whether they opted out of the Third-Party Release.

122. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Lenders; (d) the Agents (including the DIP Agent); (e) the Senior Secured Notes Trustee; (f) the members of the Ad Hoc Group; (g) the Consenting Stakeholders; (h) Holders of Prepetition ABL Claims; (i) the Exit ABL Facility Lenders; (j) Holders of Claims or Interests who vote to accept the Plan or are presumed to accept the Plan and do not affirmatively opt out of the releases set forth herein; (k) Holders of Claims or Interests who abstain from voting on the Plan and who do not affirmatively opt out of the releases set forth herein; (l) Holders of Claims or Interests who vote to reject the Plan but do not affirmatively opt out of the releases set forth herein; (m) each current and former Affiliate of each Entity in clause (a) through the following clause (n); and (n) each Related Party of each Entity in clause (a) through clause (n) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan; provided that, in each case, an Entity shall not be a Releasing Party if it: (i) affirmatively opts out of the releases in the Plan; or (ii) timely objects to the releases in the Plan and such objection is not resolved before the Combined Hearing. Notwithstanding anything to the contrary in the Plan or the Definitive Documents, the Holders of Nine Energy Equity Interests in Class 8 and the Holders of Section 510(b) Claims in Class 9 shall not constitute Releasing Parties and shall not be bound by the Third-Party Release in their capacity as such, irrespective of whether they opted out of the Third-Party Release.

123. “Reorganized Debtors” means, collectively, on and after the Effective Date, each of the Debtors as reorganized under this Plan, including the Reorganized Nine Energy, or any successor or assign thereto, by transfer, merger, consolidation, or otherwise, including any new Entity established in connection with the implementation of the Restructuring Transactions.

124. “Reorganized Nine Energy” means Nine Energy, as reorganized pursuant to this Plan, on and after the Effective Date, or any successors or assigns thereto including by transfer, merger, consolidation, reorganization, or otherwise in connection with the implementation of the Restructuring Transactions, or a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Equity Interests to be distributed pursuant to this Plan.

125. “Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Senior Secured Notes that are held by the Consenting Noteholders.

126. “Required Consenting Stakeholders” means, collectively, the Consenting Prepetition ABL Lenders and the Required Consenting Noteholders.

127. “Restructuring Expenses” means all reasonable, documented, due and owing prepetition and postpetition fees, costs, and out-of-pocket expenses of (i) the Ad Hoc Group Advisors, (ii) the Prepetition ABL Advisors, (iii) the DIP Advisors, (iv) the Exit ABL Facility Advisors, in each of the foregoing clauses (i) through (iv), incurred on or prior to the Effective Date and, in each case, to the extent applicable, in accordance with and to the extent permitted by their respective engagement letters or fee reimbursement letters with the Debtors and/or any applicable order of the Bankruptcy Court (including the reasonable and documented fees, costs and expense accrued since the inception of their respective engagement letters and not previously paid by, or on behalf of, the Debtors).

128. “Restructuring Steps Plan” means the description, as set forth in the Plan Supplement, of the steps to be carried out to effectuate the Restructuring Transactions in accordance with this Plan, the RSA, and any Definitive Document.

129. “Restructuring Transactions” means the transactions described in Article IV.B of this Plan and the Restructuring Steps Plan.

130. “RSA” means that certain restructuring support agreement, dated as of February 1, 2026, by and among the Debtors and the Consenting Stakeholders, including all exhibits thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

131. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan and which shall be Filed with the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

132. “SEC” means the United States Securities and Exchange Commission.

133. “Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code.

134. “Secured Claim” means a Claim that is: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

135. “Securities Act” means the Securities Act of 1933, as amended.

136. “Security” or “Securities” has the meaning set forth in section 2(a)(1) of the Securities Act.

137. “Senior Secured Noteholder” means any holder (or beneficial holder) of, or nominee, investment advisor, sub-advisor, or manager of discretionary accounts that hold Senior Secured Notes Claims.

138. “Senior Secured Notes” means the 13.00% Senior Secured Notes, due 2028, issued by Nine Energy pursuant to the Senior Secured Notes Indenture.

139. “Senior Secured Notes Claim” means all Claims arising under, derived from, based upon, or related to the Senior Secured Notes Documents (including all “Obligations” as defined in the Senior Secured Notes Indenture).

140. “Senior Secured Notes Documents” means, collectively, the Senior Secured Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith, including, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, fee letters, and other security documents (each as supplemented or amended from time to time).

141. “Senior Secured Notes Indenture” means that certain indenture, dated as of January 30, 2023 (as amended, restated, supplemented, or otherwise modified from time to time), among Nine Energy, as issuer, certain of its subsidiaries, as guarantors, and the Senior Secured Notes Trustee.

142. “Senior Secured Notes Trustee” means U.S. Bank Trust Company, National Association, in its capacity as trustee, notes collateral agent, paying agent, and registrar under the Senior Secured Notes Indenture.

143. “Senior Secured Notes Trustee Charging Lien” means any Lien or other priority in payment for Senior Secured Notes Trustee Fees and Expenses to which the Senior Secured Notes Trustee is entitled pursuant to the Senior Secured Notes Documents.

144. “Senior Secured Notes Trustee Fees and Expenses” means all reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Senior Secured Notes Trustee under the Senior Secured Notes Indenture, whether before or after the Petition Date or before or after the Effective Date.

145. “Solicitation Materials” means all materials used in connection with the solicitation of votes on this Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (as such materials may be modified, supplemented, or amended), including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to the solicitation of votes on the Plan.

146. “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

147. “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions); provided that any pledge in favor of a bank or broker dealer at which a Consenting Noteholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account, generally shall not be deemed a “Transfer” under this Plan.

148. “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the RSA and substantially in the form attached to the RSA as Exhibit E.

149. “Unexpired Lease” means a lease of non-residential, real property to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

150. “Unimpaired” means, with respect to a Claim against or an Interest in a Debtor, not impaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with this Plan or the Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to this Plan (including the exhibits and Plan Supplement) in its entirety rather than to a particular portion of this Plan; (8) subject to the provisions of any contract, charter, bylaws, limited liability company agreements, operating agreements, certificates of incorporation, or other organizational documents or shareholders’ agreements, as applicable, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable Law, including the Bankruptcy Code and the Bankruptcy Rules; (9) any immaterial effectuating provisions may be interpreted by the Debtors or Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval, of the Bankruptcy Court or any other Entity; (10) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (11) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (12) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (13) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (14) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (15) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (16) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (17) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws; and (18) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective Person or Entity that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Except to the extent a rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code and the Bankruptcy Rules), or unless otherwise specifically stated, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed, implemented, and enforced in accordance with, the Laws of the State of New York, without giving effect to the principles of conflict of Laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law); provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the Laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Nonconsolidated Plan.

Although for purposes of administrative convenience and efficiency this Plan has been proposed as a joint plan for each of the Debtors and presents Classes of Claims against and Interests in the Debtors, this Plan does not provide for the substantive consolidation of any of the Debtors.

H.	Controlling Document.

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan or the Disclosure Statement, the Confirmation Order shall control.

I.	Consultation, Notice, Information, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all respective consultation, information, notice, and consent rights set forth in the RSA (including the exhibits thereto), with respect to the form and substance of this Plan, all exhibits to this Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein until such time as the RSA is terminated in accordance with its terms.

Article II.

ADMINISTRATIVE CLAIMS, priority tax claims, DIP Claims, professional fee claims, AND restructuring expenses

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, DIP Claims, and Professional Fee Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims, Restructuring Expenses, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtors on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and subject to the consent of the Required Consenting Stakeholders, not to be unreasonably withheld, conditioned or delayed; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, as determined by the applicable Debtor or Reorganized Debtor, Cash equal to the full amount of its Claim or such other treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code, and reasonably acceptable to the Required Consenting Stakeholders.

C.	DIP Claims.

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) all accrued and unpaid fees, premiums, expenses, and non-contingent indemnification obligations payable under the DIP Documents and the DIP Orders.

On the Effective Date, except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, each Holder of an Allowed DIP Claim shall receive, in full and final satisfaction of such Allowed DIP Claim, its pro rata share of the Exit ABL Facility Loans.

Upon the satisfaction of the Allowed DIP Claims in accordance with the terms of this Plan, or other such treatment as contemplated by this Article II.C of this Plan, all guarantees provided and all Liens and security interests granted, in each case, to secure such obligations shall be automatically released, terminated, and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

D.	Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court Allows, including from the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of this Plan.

2. Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than three (3) Business Days before the anticipated Effective Date; provided that such estimates shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment of Filed Professional Fee Claims in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in this Plan, from and after the Confirmation Date, the Debtors or the Reorganized Debtors as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ and pay any Professional without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Payment of Restructuring Expenses and Senior Secured Notes Trustee Fees and Expenses.

To the extent not otherwise paid, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay in Cash in full outstanding and invoiced Restructuring Expenses as follows: (i) on the Effective Date, Restructuring Expenses incurred, or estimated to be incurred, during the period prior to the Effective Date to the extent invoiced to the Debtors at least five (5) Business Days in advance of the Effective Date, and (ii) after the Effective Date, any unpaid Restructuring Expenses within five (5) Business Days of receiving an invoice; provided that such Restructuring Expenses shall be paid in accordance with the terms of any applicable engagement letters or other contractual arrangements without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval; provided further that, to the extent timely invoiced, Restructuring Expenses that are not paid by the Debtors or the Reorganized Debtors, as applicable, within the timeframes set forth in Article II.D hereof, such Restructuring Expenses shall not be deemed waived and shall be included in a subsequent invoice.

In addition, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay in Cash and in full all outstanding and invoiced Senior Secured Notes Trustee Fees and Expenses pursuant to the procedures set forth in the preceding paragraph.

Article III.

CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to this Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Prepetition ABL Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 4	Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
Class 8	Nine Energy Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Pursuant to this Plan, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1. Class 1 – Other Secured Claims.

(a)	Classification: Class 1 consists of all Allowed Other Secured Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Secured Claim shall receive, as determined by the applicable Debtor or Reorganized Debtor with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders, either:

(i)	payment in full in Cash in an amount equal to its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under this Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

2. Class 2 – Other Priority Claims.

(a)	Classification: Class 2 consists of all Allowed Other Priority Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Other Priority Claim shall receive, as determined by the applicable Debtor or Reorganized Debtor, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code and reasonably acceptable to the Required Consenting Stakeholders.

(c)	Voting: Class 2 is Unimpaired under this Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

3. Class 3 – Prepetition ABL Claims.

(a)	Classification: Class 3 consists of all Allowed Prepetition ABL Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Prepetition ABL Claim agrees to less favorable treatment of its Allowed Claim, each Holder of an Allowed Prepetition ABL Claim shall receive payment in full in Cash to the extent not converted into DIP Claims in accordance with the DIP Orders.

(c)	Voting: Class 3 is Unimpaired under this Plan. Holders of Prepetition ABL Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

4. Class 4 – Senior Secured Notes Claims.

(a)	Classification: Class 4 consists of all Allowed Senior Secured Notes Claims against any Debtor.

(b)	Treatment: Except to the extent that a Holder of an Allowed Senior Secured Notes Claim agrees to less favorable treatment of its Allowed Claim, on the Effective Date, each Holder of an Allowed Senior Secured Notes Claim shall receive its pro rata share of 100% of the New Equity Interests, which shall be distributed ratably on account of the Allowed Senior Secured Notes Claims and subject to dilution on account of the Management Incentive Plan.

(c)	Voting: Class 4 is Impaired under this Plan. Holders of Allowed Senior Secured Notes Claims are entitled to vote to accept or reject this Plan.

5. Class 5 – General Unsecured Claims.

(a)	Classification: Class 5 consists of all Allowed General Unsecured Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall, as determined by the applicable Debtor or Reorganized Debtor with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders, either:

(i)	be Reinstated; or

(ii)	receive such other treatment rendering such General Unsecured Claims Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 5 is Unimpaired under this Plan. Holders of Allowed General Unsecured Claims in Class 5 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

6. Class 6 – Intercompany Claims.

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, as determined by the applicable Debtor or Reorganized Debtor with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders, either:

(i)	Reinstated;

(ii)	set off, settled, discharged, contributed, cancelled, or converted to equity;

(iii)	released without any distribution on account of such Allowed Intercompany Claims; or

(iv)	otherwise addressed at the Debtor’s election.

(c)	Voting: Class 6 is Unimpaired if the Allowed Intercompany Claims are Reinstated or Impaired if the Allowed Intercompany Claims in Class 6 are cancelled. Holders of Allowed Intercompany Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

7. Class 7 – Intercompany Interests.

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, each Allowed Intercompany Interest shall be, as determined by the applicable Debtor or Reorganized Debtor, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting Stakeholders, either:

(i)	Reinstated;

(ii)	set off, settled, discharged, contributed, cancelled;

(iii)	released without any distribution on account of such Allowed Intercompany Interest; or

(iv)	otherwise addressed at the Debtors’ election.

(c)	Voting: Class 7 is Unimpaired if the Allowed Intercompany Interests are Reinstated or Impaired if the Allowed Intercompany Interests are cancelled. Holders of Allowed Intercompany Interests in Class 7 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

8. Class 8 – Nine Energy Equity Interests.

(a)	Classification: Class 8 consists of all Nine Energy Equity Interests.

(b)	Treatment: All Nine Energy Equity Interests shall be cancelled, released, discharged, extinguished, and of no further force or effect, and such Holders of Nine Energy Equity Interests shall not receive any distribution, property, or other value under this Plan on account of such Nine Energy Equity Interests.

(c)	Voting: Class 8 is Impaired under this Plan. Holders of Allowed Nine Energy Equity Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

9. Class 9 – Section 510(b) Claims.

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any Claim exists, may only become Allowed by Final Order of the Bankruptcy Court.

(c)	Treatment: All Section 510(b) Claims will be cancelled, released, discharged, and extinguished, and will be of no further force or effect, and such Holders will not receive any distribution on account of such Section 510(b) Claims.

(d)	Voting: Class 9 is Impaired under this Plan. Holders of Allowed Section 510(b) Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan or the Plan Supplement shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Combined Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, the Holders of such Claims or Interests in such Class shall be presumed to have accepted this Plan.

F.	Intercompany Interests.

To the extent Reinstated under this Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure, for the ultimate benefit of the Holders of the New Equity Interests in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, unless otherwise set forth in the Restructuring Steps Plan, to the extent Reinstated pursuant to this Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by one or more of the Classes entitled to vote pursuant to Article III.B of this Plan. The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify this Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date or such other date as fixed by the Bankruptcy Court.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to any applicable consent or approval rights under the RSA, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

Article IV.

MEANS FOR IMPLEMENTATION OF THe PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to this Plan. This Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies by and among the Debtors, the Consenting Noteholders, the DIP Lenders, and each of the Agents/Trustees pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims against and Interests in the Debtors. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims in any Class are intended to be, and shall be, final.

B.	Restructuring Transactions.

On or before the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall consummate the Restructuring Transactions, including by issuing all securities, notes, instruments, and other documents required to effectuate the Restructuring Transactions. The Debtors or the Reorganized Debtors, as applicable, are authorized in all respects to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan that are consistent with and pursuant to the terms and conditions of this Plan and the Restructuring Steps Plan, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, formation, organization, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of this Plan, the Plan Supplement, and the RSA; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan, the Plan Supplement, and the RSA and having other terms to which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state Law, including any applicable New Organizational Documents; (4) the issuance and distribution of the New Equity Interests; (5) the consummation of the Exit ABL Facility, including the execution, delivery, and filing of all Exit ABL Facility Documents; (6) such other transactions that are required to effectuate the Restructuring Transactions, including any transactions set forth in the Restructuring Steps Plan; (7) the reservation of New Equity Interests on account of the Management Incentive Plan; (8) if applicable, all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by the Reorganized Debtors, which purchase, if applicable, may be structured as a taxable transaction for United States federal income tax purposes; and (9) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with this Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to both sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all of the foregoing actions and all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan and the Restructuring Transactions herein, including any and all actions required to be taken under applicable non-bankruptcy Law. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under this Plan as necessary to consummate this Plan. Cash payments to be made pursuant to this Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under this Plan. Except as set forth herein or as otherwise provided for in the Restructuring Steps Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of this Plan.

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under this Plan and the Restructuring Transactions contemplated thereby with: (1) the Debtors’ Cash on hand as of the Effective Date; (2) the New Equity Interests; and (3) the loans under the Exit ABL Facility. Each distribution and issuance referred to in Article VI shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with this Plan, including the New Equity Interests, will be exempt from registration under the Securities Act, as described more fully in Article IV.M hereof.

1. Use of Cash.

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to Holders of Allowed Claims, consistent with the terms of this Plan.

2. New Equity Interests.

Reorganized Nine Energy, as applicable, shall be authorized to issue the New Equity Interests pursuant to the New Organizational Documents. The issuance of the New Equity Interests, including equity awards reserved for the Management Incentive Plan, shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors. On the Effective Date, the New Equity Interests shall be issued and distributed as provided for in the Restructuring Steps Plan (as applicable) pursuant to, and in accordance with, this Plan.

All of the shares (or comparable units) of New Equity Interests issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Equity Interests shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance. Any Entity’s acceptance of New Equity Interests shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms.

The issuance of New Equity Interests will be exempt from registration under the Securities Act and under similar federal, state, local, or foreign laws, including in reliance on the exemption set forth in section 1145 of the Bankruptcy Code. Following the Chapter 11 Cases, Reorganized Nine Energy shall remain a public company (i.e., subject to SEC reporting requirements of section 12(b) or 12(g) of the Securities Exchange Act of 1934), and on the Effective Date (or as soon as reasonably practicable thereafter), Reorganized Nine Energy’s New Equity Interests shall be publicly traded on the NYSE Main Board or NYSE American Exchange of the New York Stock Exchange LLC or on the Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market of the Nasdaq Stock Market LLC (or any successors to any of the foregoing) with the consent of the Required Consenting Noteholders. Additional information relating to the applicability of the securities law is available in Article IV.L of this Plan.

3. Exit ABL Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility, pursuant to the Exit ABL Facility Documents. Confirmation of this Plan shall constitute (a) approval of the Exit ABL Facility and the Exit ABL Facility Documents; and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take any and all actions necessary or appropriate to consummate the Exit ABL Facility, including executing and delivering the Exit ABL Facility Documents, in each case, without any further notice to or order of the Bankruptcy Court. On the Effective Date, the Exit ABL Facility shall be issued and distributed as provided for in the Restructuring Steps Plan (as applicable) pursuant to, and in accordance with, this Plan.

As of the Effective Date, all of the Liens and security interests to be granted by the Debtors or Reorganized Debtors, as applicable in accordance with the Exit ABL Facility Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, first-priority and enforceable Liens on, and security interests in, the applicable collateral specified in the Exit ABL Facility Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law. To the extent provided in the Exit ABL Facility Documents, the Exit ABL Facility Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Exit ABL Facility Documents. The Exit ABL Facility Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Exit ABL Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy Law.

E.	Corporate Existence.

Except as otherwise provided in this Plan, the Confirmation Order, the Restructuring Steps Plan, the New Organizational Documents, or any agreement, instrument, or other document incorporated therein, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which such Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under this Plan or otherwise, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings, approvals, or consents required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan, including Interests held by the Debtors in any Non-Debtor, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to this Plan.

G.	Cancellation of Existing Securities, Agreements, and Interests.

On the Effective Date, except as otherwise provided in this Plan, the Confirmation Order, or other Definitive Documents (including the Plan Supplement and the Exit ABL Facility Documents), as applicable, all notes, instruments, certificates, credit agreements, note purchase agreements, indentures, and other documents evidencing Claims (including, for the avoidance of doubt, the Senior Secured Notes Documents, the Prepetition ABL Credit Agreement, and all related collateral and credit documentation), or the Nine Energy Equity Interests, shall, be cancelled, and any rights of any Holder in respect thereof shall be deemed cancelled and of no force or effect, and all prior, present and future obligations and liabilities, actions, suits, accounts or demands, covenants, and indemnities (both actual and contingent), under or in connection with the DIP Credit Agreement, Senior Secured Notes Documents and the Prepetition ABL Credit Agreement of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates, or any other parties thereunder, or in any way related thereto, shall be deemed satisfied in full, released, cancelled, discharged, and of no force or effect, and the Agents/Trustees and each of the lenders and holders and their respective agents, successors and assigns, shall each be automatically and fully released and discharged of and from all duties and obligations thereunder without any need for further action or approval by the Bankruptcy Court or for a Holder to take further action.

Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof and the Confirmation Order, the DIP Credit Agreement, the Senior Secured Notes Documents and the Prepetition ABL Credit Agreement (including, in each case, all documents ancillary thereto), shall continue in effect to: (1) permit Holders of Claims under the DIP Credit Agreement, Senior Secured Notes Indenture and the Prepetition ABL Credit Agreement to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and any Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, Senior Secured Notes Indenture and the Prepetition ABL Credit Agreement, as applicable; (3) permit each of the Agents under the DIP Credit Agreement and the Prepetition ABL Credit Agreement and the Senior Secured Notes Trustee to seek indemnification, compensation, and/or reimbursement of fees and expenses (including the Senior Secured Notes Trustee Fees and Expenses) through the exercise of their respective charging Lien (including the Senior Secured Notes Trustee Charging Lien), to the extent provided for in the DIP Credit Agreement, Senior Secured Notes Documents and the Prepetition ABL Credit Agreement; and (4) permit the Agents/Trustees and the DIP Agent to perform any functions that are necessary to effectuate the foregoing, including appearing and being heard in the Chapter 11 Cases or in any other court proceeding relating to the Senior Secured Notes Documents, the DIP Credit Agreement and the Prepetition ABL Credit Agreement, as applicable. Except as provided in this Plan (including Article VI hereof) or the Confirmation Order, on the Effective Date, the Agents/Trustees and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, Senior Secured Notes Documents and the Prepetition ABL Credit Agreement, as applicable. The commitments and obligations (if any) of the Holders of the DIP Claims and Prepetition ABL Claims to extend any further or future credit or financial accommodations to any of the Debtors, any of the Reorganized Debtors, or any of their respective successors or assigns under the DIP Credit Agreement and the Prepetition ABL Credit Agreement, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

For the avoidance of doubt, on and after the Plan Distribution on account of the Senior Secured Notes Claims in accordance with this Plan, which shall be the final distribution made on account of the Senior Secured Notes Claims, (i) the Senior Secured Notes shall be deemed to be null, void, and worthless, and (ii) at the request of the Debtors or Reorganized Debtors, as applicable, DTC shall take down the relevant position relating to the Senior Secured Notes without any requirement of indemnification or security on the part of the Debtors, the Reorganized Debtors, Senior Secured Notes Trustee, as applicable, or any other party. Upon request of the Senior Secured Notes Trustee, the Debtors or the Reorganized Debtors, as applicable, shall deliver to the Senior Secured Notes Trustee a cancellation order in a form reasonably acceptable to the Senior Secured Notes Trustee with respect to the drawdown of the Senior Secured Notes from DTC.

H.	Corporate Action.

Upon the Confirmation Date, all actions contemplated under this Plan (including the Restructuring Steps Plan and the other documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) adoption or assumption, as applicable, of the employment agreements; (2) selection of the directors, officers, or managers for the Reorganized Debtors in accordance with the New Organizational Documents; (3) the issuance and distribution of the New Equity Interests; (4) implementation of the Restructuring Transactions; (5) the entry into the Exit ABL Facility Documents, as applicable, and the execution, delivery, and filing of any documents pertaining thereto; (6) all other actions contemplated under this Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the New Organizational Documents; (8) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by this Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with this Plan, including, any direction required to be provided to any of the Agents/Trustees to implement the terms of this Plan, shall be deemed to have occurred or to have been delivered, and shall be in effect, without any requirement of further action by the Security Holders, members directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or prior to the Effective Date, as applicable the appropriate officers of the Debtors and the Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under this Plan (or necessary or desirable to effect the transactions contemplated under this Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the Exit Financing Documents, the New Organizational Documents, any other Definitive Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy Law.

I.	New Organizational Documents.

On or immediately prior to the Effective Date, except as otherwise provided in this Plan and subject to local Law requirements, the New Organizational Documents shall be automatically adopted or amended by the Reorganized Debtors as may be necessary to effectuate the transactions contemplated by this Plan. To the extent required under this Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate Laws of the respective state, province, or country of incorporation to the extent such filing is required for each such document. The New Organizational Documents will, among other things (a) authorize the issuance of the New Equity Interests and (b) prohibit the issuance of non-voting Equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents as permitted by the laws of its jurisdiction of incorporation or formation and in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation or formation and the New Organizational Documents.

J.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors or other Governing Body of each of the Debtors shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board and the other Governing Bodies shall be appointed in accordance with the New Organizational Documents. The initial members of the New Board will be identified in the Plan Supplement, to the extent known and determined at the time of filing and shall be consistent with the New Organizational Documents; provided that the composition and identity of the New Board will be determined by the Required Consenting Noteholders in their sole discretion. Each such member and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

K.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers, as applicable, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, the Restructuring Steps Plan, and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Plan.

L.	Certain Securities Law Matters.

Before the Petition Date the offering, the issuance and distribution of any New Equity Interests and/or the offering, issuance, and distribution of any other debt or equity securities as contemplated herein and/or pursuant to this Plan (any such debt or equity securities, the “Other Securities”) shall be exempt from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or in reliance on Regulation S under the Securities Act.

After the Petition Date, pursuant to section 1145 of the Bankruptcy Code and/or other available exemptions from registration, the offering, issuance, and distribution of the New Equity Interests as contemplated herein and/or the offering, issuance, and distribution of Other Securities, if any, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. federal, state, or local laws requiring registration prior to the offering, issuance, distribution, or sale of Securities.

The New Equity Interests and the Other Securities, if any, to be issued under this Plan on account of Allowed Claims in accordance with, and pursuant to, section 1145 of the Bankruptcy Code will be freely transferable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the SEC or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments; and (b) any restrictions on the transferability of such New Equity Interests and the Other Securities in the New Organizational Documents.

To the extent any portion of the New Equity Interests and Other Securities, if any, are not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code, the offering, sale, issuance, and distribution of the New Equity Interests and Other Securities, if any, shall be made in reliance on section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state Law registration exemptions, or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. The New Equity Interests and the Other Securities, if any, that may be issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, Registration S under the Securities Act, and/or other available exemptions from registration will be considered “restricted securities,” will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act and subject to any restrictions on the transferability of such New Equity Interests in the New Organizational Documents.

Recipients of the New Equity Interests and the Other Securities, if any, are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue-Sky Laws for resales of such securities.

The Reorganized Debtors need not provide any further evidence other than this Plan or the Confirmation Order to any Entity (including DTC, any nominee thereof or any transfer agent for the New Equity Interests) with respect to the treatment of the New Equity Interests to be issued under this Plan under applicable securities laws. DTC, any nominee thereof, and any transfer agent for the New Equity Interests shall be required to accept and conclusively rely upon this Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity Interests to be issued under this Plan are exempt from registration and/or eligible for DTC, book-entry delivery, settlement, and depository (to the extent applicable). Notwithstanding anything to the contrary in this Plan, no Entity (including DTC, any nominee thereof and any transfer agent for the New Equity Interests) may require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the New Equity Interests and the Other Securities to be issued under this Plan are exempt from registration.

Following the Effective Date, Reorganized Nine Energy shall remain a public company, and on the Effective Date (or as soon as reasonably practicable thereafter), Reorganized Nine Energy’s New Equity Interests shall be publicly traded on the NYSE Main Board or NYSE American Exchange of the New York Stock Exchange LLC or on the Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market of the Nasdaq Stock Market LLC (or any successors to any of the foregoing).

M.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under this Plan or pursuant to (1) the issuance, Reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests, (2) the Restructuring Transactions, (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (4) the making, assignment, or recording of any lease or sublease, (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit ABL Facility, or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, deed tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate U.S federal, state or local governmental officials or agents shall forego the collection of any such tax, recordation fee or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax, recordation fee or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

N.	Employee Compensation and Benefits.

1. Compensation and Benefits Programs.

Except as otherwise set forth herein, on the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall (a) assume all employment agreements, indemnification agreements, or other employment-related agreements entered into with current or former employees who are employees as of the Petition Date or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employees.

A counterparty to or participant in a Compensation and Benefits Program assumed pursuant to this Plan shall have the same rights under such Compensation and Benefits Program as such counterparty had thereunder immediately prior to such assumption (unless otherwise agreed by such counterparty and the applicable Reorganized Debtor(s)); provided that any assumption of Compensation and Benefits Programs pursuant to this Plan or any of the Restructuring Transactions shall not (a) trigger or be deemed to trigger any change of control, change in control immediate vesting, termination, or similar provisions therein or (b) trigger or be deemed to trigger an event of “Good Reason” (or a term of like import) as a result of the consummation of the Restructuring Transactions or any other transactions contemplated by this Plan. Notwithstanding the foregoing, pursuant to the Plan, any equity-based awards or other Interest (or the right to obtain or receive any equity-based award or other Interest) provided for in any employment agreements or other plans, programs, or arrangements and granted or contractually promised to a current or former employee, officer, director or contractor under an employment agreement or otherwise, shall not be honored and will be deemed cancelled in consideration of approval of the Plan as of the Effective Date, unless otherwise agreed by the Debtors and the Required Consenting Noteholders; provided, however, that the foregoing shall in no way impact the assumption of all employment agreements, indemnification agreements, or employment-related agreements.

2. Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable Law, including non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy Law.

O.	Director and Officer Liability Insurance.

Notwithstanding anything in this Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan, Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under this Plan as to which no Proof of Claim need be Filed.

In addition, after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Effective Date.

P.	Management Incentive Plan.

Following the Effective Date, the New Board shall adopt the Management Incentive Plan, which will provide for the grants of equity and equity-based awards to employees, directors, consultants, and/or other service providers of the Reorganized Debtors, as determined at the discretion of the New Board. The Reorganized Debtors shall reserve a pool of up to 10.00% of fully-diluted New Equity Interests for the Management Incentive Plan. The awardees, terms, and conditions of the Management Incentive Plan shall be determined at the discretion of the New Board.

Q.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or any other provision of this Plan to the contrary, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in this Plan, including in Article VIII hereof.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the RSA, this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available retained Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all retained Causes of Action against any Entity, except as otherwise expressly provided in this Plan. The Reorganized Debtors may settle any such retained Cause of Action without further notice to or action, order, or approval of the Bankruptcy Court. Unless any retained Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all retained Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to this Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any retained Causes of Action that a Debtor may hold against any Entity shall vest in the corresponding Reorganized Debtor, except as otherwise expressly provided in this Plan, including Article VIII hereof, or pursuant to Bankruptcy Court order. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such retained Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such retained Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R.	Cashless Transactions.

Notwithstanding anything to the contrary set forth herein, the treatment of Claims, distributions, and other transactions contemplated hereby, including the funding of the Exit ABL Facility, may, at the election of the applicable participating parties, be effectuated by netting or other form of cashless implementation.

Article V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, all Executory Contracts and Unexpired Leases that are not otherwise rejected shall be deemed assumed by the applicable Reorganized Debtor, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code, other than as expressly set forth in the RSA, unless such Executory Contract or Unexpired Lease was (a) previously assumed, amended and assumed, assumed and assigned, or rejected by the applicable Debtors; (b) previously expired or terminated pursuant to its own terms; or (c) is the subject of a motion to reject such executory contract or unexpired lease that is pending on the Effective Date; or (d) is identified on the Rejected Executory Contracts and Unexpired Leases List; provided that neither the Restructuring Transactions or any actions contemplated by this Plan shall be deemed a “change of control” or other acceleration event for purposes of any Executory Contract or Unexpired Lease of the Debtors.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in this Plan, the Assumed Executory Contracts and Unexpired Leases List, or the Rejected Executory Contracts and Unexpired Leases List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors, the Required Consenting Noteholders, and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in this Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases List and Rejected Executory Contracts and Unexpired Leases List at any time through and including forty-five (45) days after the Effective Date.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the underlying agreements and/or the ordinary course of business among the parties thereto, as applicable. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Claims and Noticing Agent on or before thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors’ ordinary course of business; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under this Plan must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure amount, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

The assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise and full payment of any applicable Cure pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Indemnification Obligations.

All indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the benefit of current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, creditors, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be (a) reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date, and (b) shall be assumed by the Reorganized Debtors.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under this Plan. Unless otherwise provided in this Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

E.	Reservation of Rights.

Nothing contained in this Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under this Plan.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in this Plan, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, on or as soon as reasonably practicable after the Effective Date (or, if a Claim or Interest is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, as applicable, shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

Notwithstanding the foregoing, (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Allowed Priority Tax Claims shall be paid in accordance with Article II.B of this Plan and the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

B.	Disbursing Agent.

All distributions under this Plan shall be made by a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register (or the designees of such Holders, as applicable) shall be deemed completed by the Debtors when received by such Disbursing Agent. Distributions under this Plan shall be made to any such Holders (or the designees of such Holders, as applicable) by the applicable Disbursing Agent.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

Each Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in such Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent (including the Agents/Trustees) on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by such Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date (or the designees of such Holders, as applicable). Unless otherwise provided in a Final Order from the Bankruptcy Court, if a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General.

Except as otherwise provided herein or in the Plan Supplement, a Disbursing Agent shall make distributions to Holders of Allowed Claims, as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date; (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Senior Secured Notes Claims shall be, or shall be deemed to be, made by or at the direction of the Senior Secured Notes Trustee which shall act as Disbursing Agent for distributions to the Holders of Senior Secured Notes Claims. The Senior Secured Notes Trustee may, to the greatest extent practicable, transfer or direct the transfer of distributions directly through the facilities of DTC (whether by means of book-entry exchange, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Senior Secured Notes Claims to the extent consistent with the customary practices of DTC. Regardless of whether such distributions are made by the Senior Secured Notes Trustee, or by any other Disbursing Agent at the reasonable direction of the Senior Secured Notes Trustee, such distributions shall be subject in all respects to the right of the Senior Secured Notes Trustee to maintain, enforce, and exercise its Senior Secured Notes Trustee Charging Lien against such distributions with respect to any unpaid Senior Secured Notes Trustee Fees and Expenses. All Plan Distributions to be made to Holders of Senior Secured Notes Claims shall, to the greatest extent practicable, be eligible to be distributed through the facilities of DTC.

3. No Fractional Distributions.

No fractional shares of New Equity Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to this Plan on account of an Allowed Claim, as applicable, would otherwise result in the issuance of a number of shares of New Equity Interests that is not a whole number, the actual distribution of shares of New Equity Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests to be distributed under this Plan shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the applicable Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution of such unclaimed property.

E.	Surrender of Cancelled Instruments or Securities.

On the Effective Date, or as soon as reasonably practicable thereafter, each Holder (and the applicable Agents for such Holder, including the Agents/Trustees) of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.G hereof, shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors and any Non-Debtor Affiliates, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties (other than the Non-Debtor Affiliates) in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for the purposes of allowing Holders to receive distributions under this Plan, allowing Agents/Trustees to exercise and enforce their respective charging Liens (including for the avoidance of doubt, the Senior Secured Notes Trustee’s right to exercise its Senior Secured Notes Trustee Charging Lien), priority of payment, and indemnification rights. Notwithstanding anything to the contrary in this Plan, the foregoing shall not apply to certificates or instruments evidencing Claims or Interests that are Unimpaired under this Plan.

F.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements.

In connection with this Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding or reporting agent shall comply with all tax withholding and reporting requirements imposed on them by any taxing authority, and all distributions made pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, any applicable withholding or reporting agent shall be authorized to take all actions necessary or appropriate to comply with such tax withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate to comply with such tax withholding and reporting requirements. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all Claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within five (5) Business Days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the five (5) Business Day grace period specified above until the amount is fully repaid.

2. Claims Payable by Third Parties.

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy or is found liable for satisfying in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article III of this Plan), nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to, the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors or Reorganized Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under this Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.B of this Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Reorganized Debtors, with the consent of the Required Consenting Stakeholders (not to be unreasonably withheld), may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be Allowed under applicable non-bankruptcy Law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in this Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to this Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy Law. If the Debtors or Reorganized Debtors, as applicable, dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all Claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims without Objection.

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged (including pursuant to this Plan) on the Claims Register by the Debtors or Reorganized Debtors or the Claims and Noticing Agent without the Debtors or Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, and subject to the terms hereof, including Article VIII and the DIP Order, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code, or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, 553(b), or 724(a) of the Bankruptcy Code, shall be deemed disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.	No Distributions Pending Allowance.

Notwithstanding any other provision of this Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim becomes an Allowed Claim; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount pending resolution of the dispute.

G.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Interest becomes a Final Order, the applicable Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

Article VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided herein, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Plan Supplement, the distributions, rights, and treatment that are provided herein shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims that the Reorganized Debtors resolve or compromise after the Effective Date), Interests, and Causes of Action of any nature whether known or unknown, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Effective Date, and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted this Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. Without prejudice to the distributions, rights, and treatment that are provided by this Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims (other than any Reinstated Claims) and Interests subject to the occurrence of the Effective Date, and, upon the Effective Date, all Holders of such Claims and Interests shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such Claim or Interest against the Debtors, Reorganized Debtors, or any of their assets or property.

B.	Release of Liens.

Except as otherwise provided in the Exit ABL Facility Documents, this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, benefit, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert and, as applicable, be reassigned, surrendered, reconveyed, or retransferred to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder, including the Agents/Trustees and the DIP Agent) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder, including the Agents/Trustees) and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to this Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors or the Reorganized Debtors, that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Except as otherwise provided in this Plan or the Confirmation Order to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under this Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by this Plan, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, their Estates, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates or any Estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action whatsoever, including any Avoidance Actions and any derivative Claims, asserted or assertable on behalf of any of the Debtors, Reorganized Debtors, and their Estates, whether liquidated or unliquidated, known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, accrued or unaccrued, existing or hereafter arising, contingent or noncontingent, in Law, equity, contract, tort or otherwise, that the Debtors, their Estates, or the Reorganized Debtors, including any successors to the Debtors or any Estate representatives appointed or selected, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, their Estates, or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or recission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements or interaction between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, any related adversary proceedings, intercompany transactions between or among a Debtor and another Debtor or an Affiliate of a Debtor, the decision to File the Chapter 11 Cases, the formulation, documentation, preparation, dissemination, solicitation, negotiation, entry into or filing of the RSA, the DIP Documents, the DIP Facility, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan, any other Definitive Document, or any Restructuring Transactions before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or this Plan, the solicitation of votes with respect to this Plan, the pursuit of Confirmation, the pursuit of Consummation of the Restructuring Transactions, the administration and implementation of this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any Causes of Action identified in the Schedule of Retained Causes of Action, (b) any post-Effective Date obligations of any party or Entity under this Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or Agreement (including any Definitive Document, the Exit ABL Facility, the Exit ABL Facility Documents, the New Organizational Documents, and other documents set forth in the Plan Supplement) executed to implement this Plan or any Claim or obligation arising under this Plan, or (c) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

Except as otherwise provided in this Plan or the Confirmation Order to the contrary, on and after the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under this Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by this Plan, the adequacy of which is hereby confirmed, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, this Plan, to the fullest extent permitted under applicable law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each and every Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claims or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action arising at any time prior to the Effective Date, including any Avoidance Actions and any derivative claims assertable, whether liquidated or unliquidated, known or unknown, foreseen or unforeseen, matured or unmatured, existing on or before the Effective Date, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative Claims asserted or assertable on behalf of any of the Debtors, that such Entities would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, and their Estates (including the capital structure, management, ownership, or operation thereof), the Chapter 11 Cases, the purchase, sale, or recission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements or interaction between or among any Debtor and any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor or Affiliate of a Debtor, the decision to File the Chapter 11 Cases, the formulation, documentation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the RSA, the DIP Facility, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan (including, for the avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the RSA, the DIP Facility, the DIP Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan, or the Plan Supplement, before or during the Chapter 11 Cases, or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the Disclosure Statement, or this Plan, the solicitation of votes with respect to this Plan, the pursuit of Confirmation, the pursuit of Consummation of the Restructuring Transactions, the administration and implementation of this Plan and the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under this Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including any Definitive Document, the Exit ABL Facility Documents, the New Organizational Documents, and other documents set forth in the Plan Supplement) executed to implement this Plan or any Claim or obligation arising under this Plan, or (b) any Released Party from any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of this Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Notwithstanding anything contained in this Plan to the contrary, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or Third-Party Release, effective as of the Effective Date, no Exculpated Party shall have or incur liability or obligation for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any Claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions, the DIP Facility, the DIP Documents, the Definitive Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Transactions, or any wind down transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) in connection with the RSA and related prepetition transactions, the DIP Facility, the DIP Documents, the Definitive Documents, the New Equity Interests, the Exit ABL Facility, the Exit ABL Facility Documents, the Management Incentive Plan, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Transactions, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Restructuring Transactions, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.

F.	Injunction.

Except as otherwise expressly provided in this Plan or in the Confirmation Order, or for obligations or distributions issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been extinguished, released, discharged, or are subject to exculpation, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any such released Claims, Interests, or Causes of Action; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests, unless such Holder has timely Filed a motion with the Bankruptcy Court expressly requesting the right to perform such setoff, subrogation or recoupment on or before the Effective Date, and notwithstanding an indication of a Claim, Interest, or Cause of Action or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, liabilities, or Causes of Action released or settled pursuant to this Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting or being eligible to accept distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan (as may be amended, restated, supplemented, or otherwise modified from time to time), shall be deemed to have consented to the injunction provisions set forth in this Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action of any kind against the Exculpated Parties that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article VIII.E hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim not subject to exculpation under this Plan, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Exculpated Party.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

J.	Claims by the United States Government or Any State and Local Authority.

Nothing in the Confirmation Order or the Plan shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including any claim arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against any party or person, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatever, including any claim, suit, or action arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against such persons, nor shall anything in the Confirmation Order or the Plan exculpate any party or person from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against any party or person.

Article IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THe PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. each Definitive Document shall have been executed and/or effectuated, in the form and substance and contain terms and conditions consistent with the RSA or otherwise be approved by the applicable Parties in accordance with the consent rights under the RSA;

2. the RSA shall be in full force and effect, no termination event or event that would give rise to a termination event under the RSA upon the expiration of the applicable grace period shall have occurred and remain occurring, and the RSA shall not have been validly terminated before the Effective Date;

3. all allowed professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a professional fee escrow account, in each case in accordance with and subject to the terms of this Plan and the Confirmation Order;

4. all Restructuring Expenses and Senior Secured Notes Trustee Fees and Expenses shall have been paid in full and in cash in accordance with the RSA and this Plan;

5. the Bankruptcy Court shall have entered the DIP Orders, consistent with the RSA, which orders shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered;

6. the DIP Facility and all the DIP Documents shall be in full force and effect, no event of default under the DIP Documents upon the expiration of the applicable grace period shall have occurred and remain occurring, and the DIP Facility shall not have been validly terminated before the Effective Date;

7. the final version of the Plan Supplement shall have been filed and all of the schedules, documents, and exhibits contained therein shall be consistent in all respects with the RSA and the other Definitive Documents and subject to the consent of the Required Consenting Stakeholders in accordance with their respective consent rights under the RSA;

8. the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the RSA, and the Confirmation Order shall not have been reversed, stayed, modified, dismissed, vacated, or reconsidered, and shall have become a final and non-appealable order;

9. the New Equity Interests shall have been issued by Reorganized Nine Energy in accordance with this Plan and the RSA;

10. the New Organizational Documents shall have been executed and/or effectuated, and shall be in form and substance consistent with this Plan and the RSA;

11. the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the RSA and the other Definitive Documents;

12. (i) all the Exit ABL Facility Documents and all other documentation related to the Exit ABL Facility shall have been duly executed and delivered by each party thereto; (ii) all conditions precedent to the effectiveness of the Exit ABL Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Exit ABL Facility by the party whose consent is required thereunder, as applicable; and (iii) the Exit ABL Facility shall have been funded and closed, and shall be in full force and effect;

13. no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions;

14. there shall not have been instituted or be pending any action, proceeding, application, claim, counterclaim, or investigation by any governmental entity (i) making illegal, enjoining, or otherwise prohibiting the consummation of the Plan contemplated herein and in the Definitive Documents or (ii) imposing a material award, claim, injunction, fine or penalty that both (1) is not dischargeable, as determined by the Bankruptcy Court in the Confirmation Order, and (2) has a material adverse effect on the financial condition or operations of the Reorganized Debtors, taken as whole; and

15. all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the Restructuring Transactions contemplated by the RSA shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired or been waived.

B.	Waiver of Conditions.

The Conditions Precedent may be waived, in whole or in part, with the written consent (email being sufficient) of the Debtors and the Required Consenting Stakeholders.

C.	Substantial Consummation.

“Substantial consummation” of this Plan, as defined by section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

D.	Effect of Failure of Conditions.

If Consummation does not occur, this Plan shall be null and void in all respects and nothing contained in the RSA, this Plan, or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors or any Holder of Claims or Interests of any Claim or Interest; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, respectively; provided that all provisions of the RSA that survive termination thereof shall remain in effect in accordance with the terms thereof.

Article X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF This PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and to the extent permitted by the RSA, the Debtors reserve the right to modify this Plan, with the consent of the Required Consenting Stakeholders, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in this Plan and the RSA, and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, to alter, amend, or modify this Plan, with the consent of the Required Consenting Stakeholders, with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of this Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the RSA, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

Article XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims are accomplished (as applicable) pursuant to the provisions of this Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with this Plan, the Confirmation Order, or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan or otherwise in connection with the Chapter 11 Cases;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of this Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, releases, injunctions, discharges, exculpations, and other provisions contained in this Plan, including under Article VIII hereof, whether arising prior to or after the Effective Date, and enter such orders as may be necessary or appropriate to implement and enforce such releases, injunctions, exculpations, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan, the Plan Supplement, or the Disclosure Statement;

15. enter an order concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated herein;

17. consider any modifications of this Plan, to Cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in this Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court; and

23. hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article IX to the contrary, the New Organizational Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan (including the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims or Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents.

Subject to and in accordance with the RSA, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of this Plan, subject to the RSA and the consent rights set forth therein. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Reservation of Rights.

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtor with respect to this Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, Related Party, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. if to the Debtors, to:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Attention:	Guy Sirkes, Theodore Moore
E-mail:	guy.sirkes@nineenergyservice.com;
ted.moore@nineenergyservice.com

with copies to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:	Chad J. Husnick, P.C.; Seth T. Sanders
E-mail:	chad.husnick@kirkland.com;
seth.sanders@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Ross J. Fiedler
E-mail:	ross.fiedler@kirkland.com

2. if to a Consenting Noteholder, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Evan R. Fleck; Matthew Brod; Abigail Debold
E-mail:	efleck@milbank.com; mbrod@milbank.com;
adebold@milbank.com

3. if to the Consenting Prepetition ABL Lenders, to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention:	Jennifer Yount; Roger G. Schwartz; Rafael Alvarado
E-mail:	jenniferyount@paulhastings.com;
rogerschwartz@paulhastings.com;
rafaelalvarado@paulhastings.com

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Term of Injunctions or Stays.

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect from and after the Effective Date in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, this Plan (including the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

I.	Exhibits.

All exhibits and documents included in the Plan Supplement are an integral part of this Plan and are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/NineEnergy or the Bankruptcy Court’s website at https://www.deb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement exhibit or document shall control.

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Exculpated Parties, the directors and officers of any of the Debtors, each of the Debtors and Reorganized Debtors, and with respect to the foregoing, the Related Parties thereto, will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan or any previous plan, and, therefore, no such parties nor individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases, as determined by the Reorganized Debtors, and all contested matters (if any) relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

On the Effective Date, each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or with any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers to be Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: March 3, 2026	NINE ENERGY SERVICE, INC. on behalf of itself and all other Debtors

	By:	/s/ Guy Sirkes
		Name:	Guy Sirkes
		Title:	Executive Vice President and Chief Financial Officer